FOR IMMEDIATE RELEASE

MACY’S, INC. ANNOUNCES OFFER TO PURCHASE CERTAIN SERIES OF SECOND LIEN NOTES

NEW YORK--(BUSINESS WIRE)-- Macy’s, Inc. (NYSE: M) (the “Company” or “Macy’s”) announced today that its wholly-owned subsidiary, Macy’s Retail Holdings, LLC (the “Issuer”), has commenced an offer (the “Offer”) to purchase any and all of its outstanding (i) 6.65% Senior Secured Debentures due 2024, (ii) 6.7% Senior Secured Debentures due 2028, (iii) 8.75% Senior Secured Debentures due 2029, (iv) 7.875% Senior Secured Debentures due 2030, (v) 6.9% Senior Secured Debentures due 2032 and (vi) 6.7% Senior Secured Debentures due 2034 (collectively, the “Second Lien Notes”) for cash in an amount equal to 100% of the aggregate principal amount of such series of notes repurchased plus accrued and unpaid interest, if any, to, but excluding, the Payment Date (as defined below) (the “Purchase Price”). The Offer will constitute a “Collateral Offer” under the indenture governing the Second Lien Notes.

On February 22, 2022, the Second Lien Notes obtained Investment Grade Status (as defined in the indenture governing the Second Lien Notes). On and after the Payment Date, pursuant to the indenture governing the Second Lien Notes, the Liens upon the collateral securing the Second Lien Notes that remain outstanding after the Offer will be released and such collateral will no longer secure such Second Lien Notes or any obligations under the indenture with respect to such Second Lien Notes, and the right of the holders of the Second Lien Notes and such obligations to the benefits and proceeds of any such Liens on the collateral will terminate and be discharged automatically and unconditionally with respect to such Second Lien Notes. The terms and conditions of the Offer are described in the Offer to Purchase dated February 25, 2022 (the “Offer to Purchase”). The Offer is not conditioned upon the tender of a minimum principal amount of any series of Second Lien Notes. Capitalized terms used in this press release and not defined herein have the meanings given to them in the Offer to Purchase.

The Offer will expire at 5:00 p.m., New York City time, on March 7, 2022, unless extended (such date and time, as the same may be extended, the “Expiration Date”) or earlier terminated. In order to receive the applicable Purchase Price, holders of Second Lien Notes subject to the Offer must validly tender and not validly withdraw their Second Lien Notes on or before the Expiration Date (including using the guaranteed delivery procedures set forth in the Offer to Purchase).

The Purchase Price for the Second Lien Notes that are validly tendered and not validly withdrawn on or before the Expiration Date and accepted for purchase (including using the guaranteed delivery procedures set forth in the Offer to Purchase) will be paid by the Company in same day funds promptly following the Expiration Date (the “Payment Date”). No tenders will be valid if submitted after the Expiration Date (other than in compliance with the guaranteed delivery procedures set forth in the Offer to Purchase). Tenders of Second Lien Notes may be validly withdrawn at any time on or prior to the Expiration Date by following the procedures set forth in the Offer to Purchase.

U.S. Bank National Association is acting as Depositary for the Offer. Persons with questions regarding the Offer should contact the Company at (212) 494-1621 and michael.mcguire@macys.com or the Depositary at (800) 934-6802 and cts.specfinance@usbank.com. The Offer to Purchase (including a form of guaranteed delivery instructions) may be accessed at the following website: www.macysinc.com/collateral-offer/.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Second Lien Notes. The Offer is made only pursuant to the Offer to Purchase and the information in this press release is qualified by reference to the Offer to Purchase. None of Macy’s or its affiliates, their respective boards of directors or managers, the Depositary, the trustee, any paying agent, the registrar, the notes custodian or the collateral trustee with respect to any Second Lien Notes is making any recommendation as to whether holders should tender any Second Lien Notes in response to the Offer, and neither Macy’s nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Second Lien Notes, and, if so, the principal amount of Second Lien Notes to tender. The Offer is not being made to (nor will tenders of Second Lien Notes be accepted from or on behalf of) holders of Second Lien Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Macy’s, Inc.

At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience.

Forward-Looking Statements

Statements regarding the Offer are “forward-looking statements” and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability to complete the Offer, if at all, and general market conditions (including the COVID-19 pandemic and related economic impact) which might affect the offering. Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the SEC, including under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended January 30, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2021. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Media – Karina Frayter

media@macys.com

Investors – Mike McGuire

investors@macys.com

Released February 25, 2022